Exhibit 5.1

345 Park Avenue New York, NY 10154-1895	Direct 212.407.4000 Main 212.407.4000 Fax 212.407.4990

December 11, 2020

ZW Data Action Technologies Inc.
No. 9 Min Zhuang Road, Haidian District
Beijing, PRC 100195

Ladies and Gentlemen:

We have acted as counsel to ZW Data Action Technologies Inc., a Nevada corporation (the “Company”), in connection with the offering and sale by the Company of 4,320,989 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and warrants to purchase up to 1,728,396 shares of Common Stock (the “Warrants”), pursuant to the (i) Registration Statement on Form S-3 (File No. 333-228061) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), (ii) prospectus dated August 3, 2020 contained in the Registration Statement (the “Base Prospectus”), and (ii) prospectus supplement dated December 10, 2020 filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (together with the Base Prospectus, the “Prospectus”). The shares of Common Stock issuable upon exercise of the Warrants are referred to herein as the “Warrant Shares.” The Shares and the Warrants were issued pursuant to a Securities Purchase Agreement dated December 10, 2020 by and between the Company and the purchasers named therein (the “Purchase Agreement”). The Shares, the Warrants and the Warrant Shares are to be offered and sold by the Company as described in the Registration Statement and the Prospectus.

In connection with this opinion, we have examined and reviewed (a) the Registration Statement; (b) the Prospectus; (c) the Purchase Agreement; and (d) the form of Warrants. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s articles of incorporation and bylaws, and such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

ZW Data Action Technologies Inc.
December 11, 2020

With regard to our opinion regarding the Warrants and the Warrant Shares, we express no opinion to the extent that, notwithstanding its current reservation of shares of Common Stock, future issuances of securities of the Company may cause the Warrants to be exercisable for more shares of Common Stock than the number that then remains authorized but unissued. Further, we express no opinion as to any provision of the Warrants that: (a) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic remedies to the extent such provisions may constitute unlawful penalties, (b) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (c) restricts non-written modifications and waivers, (d) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (e) relates to exclusivity, election or accumulation of rights or remedies, (f) authorizes or validates conclusive or discretionary determinations, or (g) provides that provisions of the Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

In rendering this opinion, we have assumed that: (i) the Company will issue and deliver the Shares, the Warrants and the Warrant Shares in the manner contemplated by the Registration Statement and the Prospectus; and (ii) the Shares, the Warrants and the Warrant Shares will be issued in compliance with applicable federal and state securities laws.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that (i) the Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Purchase Agreement, will be validly issued, fully paid and nonassessable, (ii) provided that the Warrants have been duly executed by the Company and delivered to the purchaser thereof as contemplated in the Purchase Agreement, the Warrants will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, and (iii) the Warrant Shares, when issued and paid for upon exercise of the Warrants in accordance with the terms thereof, will be validly issued, fully paid and nonassessable.

Our opinion is limited to the applicable statutory provisions of the Nevada Private Corporations Chapter of the Nevada Revised Statutes, Nev. Rev. Stat. Ch. 78 and, with respect to the Warrants, the laws of the State of New York. We express no opinion with respect to any other laws.

In addition, the foregoing opinions are subject to (a) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (b) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

ZW Data Action Technologies Inc.
December 11, 2020

We hereby consent to the filing of this letter with the Commission as an exhibit to the Current Report on Form 8-K to be filed by the Company in connection with the issuance and sale of the Shares in accordance with the requirements of Item 601(b)(5) of Regulation S−K under the Securities Act and to the reference to our firm therein and in the Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not thereby admit that this firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission under such Section.

Very truly yours,

/s/ Loeb & Loeb LLP
Loeb & Loeb LLP